Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON ANNOUNCES PROPOSED $1 BILLION OFFERING OF SENIOR NOTES

BOISE, Idaho, April 27, 2015 — Micron Technology, Inc., (NASDAQ: MU) today announced that it intends to offer, subject to market and other considerations, $500 million aggregate principal amount of senior notes due 2024 (the “2024 Notes”) and $500 million aggregate principal amount of senior notes due 2026 (the “2026 Notes,” and together with the 2024 Notes, the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The interest rate, redemption provisions and other terms of the Notes will be determined by negotiations between Micron and the initial purchasers.

Micron intends to use the net proceeds from the offering to repay, repurchase or make other payments with respect to the extinguishment of its debt, including its convertible notes, and for general corporate purposes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

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